Exhibit 99.1

Bright Horizons Family Solutions Reports Second Quarter of 2017 Financial Results
CEO Dave Lissy to Transition to Executive Chairman and
President Stephen H. Kramer Appointed CEO Effective January 1, 2018

WATERTOWN, MA - (GLOBE NEWSWIRE - August 1, 2017) - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life, today announced financial results for the second quarter of 2017, updated certain financial guidance for the full year 2017, and announced the transition of CEO David Lissy to Executive Chairman and the appointment of President Stephen H. Kramer as CEO, both effective January 1, 2018.

Second Quarter 2017 Highlights (compared to second quarter 2016):

•	Revenue increased 11% to $446 million

•	Income from operations remained consistent at $57 million

•	Net income increased 9% to $33 million and diluted earnings per common share increased 8% to $0.54

Non-GAAP measures

•	Adjusted income from operations* increased 3% to $59 million

•	Adjusted EBITDA* increased 7% to $87 million

•	Adjusted net income* increased 21% to $44 million and diluted adjusted earnings per common share* increased 21% to $0.74

“We are pleased to report another strong quarter, as we continue to deliver on the plan that we had set out at the beginning of the year,” said David Lissy, Chief Executive Officer. “I am especially proud of the manner in which we continue to execute across each of our services, and to deliver quality care, education, and support for those that we have the privilege to serve. Our suite of solutions continues to be well received in the marketplace, and we are well positioned to continue our strong track record of growth over the rest of 2017 and beyond.”

Executive Chairman and Chief Executive Officer Transition

Also today, the Company announced that, effective January 1, 2018, Chief Executive Officer David Lissy will transition to the role of Executive Chairman of the Board, and current President Stephen Kramer will become Chief Executive Officer. In addition to his appointment as CEO, Kramer will also join the board of directors of the Company effective January 1, 2018. Lissy will remain an officer of the Company and fully engaged in the successful growth of the Company.

“For the past 16 years, Dave has grown Bright Horizons with a commitment to excellence in all we do and to the people who do it, and he will make the perfect Executive Chairman for Bright Horizons. We are equally excited to have Stephen ready to step into the CEO role in the new year after more than a decade having successfully led every line of our business and having managed in every place we operate. Dave and Stephen both have the full support and enthusiastic backing of the Board as they transition into their new roles,” said Bright Horizons co-founder and Chair of the Board Linda Mason.

“It has been the great privilege of my career to lead Bright Horizons as CEO for the past 16 years, and I look forward to remaining actively involved in supporting our growth and the enhancement of the services we provide around the world,” said Lissy, who marks his 20th anniversary with the Company this year. “We have a tremendous opportunity to grow and thrive in the years ahead, and I couldn’t be more confident in Stephen, whom I have worked with directly for over a decade now. He is a talented leader with a proven ability to inspire teams and drive strong results in virtually every part of our organization. Stephen’s transition to the CEO role is the latest example of our thoughtful and deliberate internal succession planning strategy that has enabled us to assemble a long-tenured and high-functioning executive team. My number one priority as Executive Chairman will be to support his success as CEO and to help him and our team continue our long track record of achieving quality and excellence in all we do.”

Kramer joined Bright Horizons in 2006 when Bright Horizons acquired College Coach, the company he co-founded in 1998. Today, College Coach® and EdAssist® comprise the Company’s fast growing educational advising segment. Kramer started his career at Fidelity Investments and Arthur D. Little and holds a B.S. from Babson College and an MBA from Harvard Business

School. Kramer has provided leadership for nearly all aspects of Bright Horizons’ business. He spent several years abroad leading the Company’s international operations, has overseen the educational advising and back-up care divisions, and has managed the Company’s global organic and acquisitions growth strategy as Chief Development Officer. He is dedicated to Bright Horizons’ unique culture, which has always been core to the Company’s success, and Kramer has been serving successfully as the Company’s President since January 2016.

“Over the course of the past 11 years, I have had the opportunity to stand alongside some of the world’s most dedicated and talented educators and caregivers, work in partnership with supportive clients, facilitate partnerships with other leading organizations, and to be a part of a team making a real and lasting impact on those we serve,” said Kramer. “I am tremendously grateful for Dave’s mentorship over many years. His model of humble yet driven leadership, focus on quality in all that we do, and unwavering guardianship of our unique culture is something I will always aspire to maintain. We are well positioned to continue with our strong track record of achieving positive results, and I am humbled and honored to be named to serve as Bright Horizons’ next CEO.”

Second Quarter 2017 Results

Revenue increased $43.5 million, or 11%, in the second quarter of 2017 from the second quarter of 2016 on contributions from new and ramping full-service child care centers, average price increases of 3-4%, and expanded sales of back-up dependent care and educational advisory services.

Income from operations was $56.8 million for the second quarter of 2017 compared to $56.6 million in the same 2016 period, an increase of $0.2 million, primarily due to an increase in revenue and gross profit, partially offset by increases in selling, general and administrative expenses. The increase in gross profit and income from operations reflects operating leverage from tuition increases and enrollment gains in mature and ramping centers, contributions from new child care centers, back-up dependent care and educational advisory clients that have been added since the second quarter of 2016, and strong cost management. These gains were partially offset by the effect of lower foreign currency exchange rates for our United Kingdom operations which reduced income from operations by approximately 2%, costs incurred during the ramp-up of certain new lease/consortium centers opened during 2016 and 2017, investments in technology to support our service delivery and operating efficiency, costs incurred in relation to the amendment of debt and incremental costs associated with acquisitions, including one-time integration costs and amortization expense for intangible assets acquired. Net income was $33.0 million for the second quarter of 2017 compared to net income of $30.4 million in the same 2016 period, an increase of $2.6 million, or 9%, due to improved operating performance as well as the tax benefit of $3.4 million related to the January 1, 2017 adoption of new accounting guidance for the treatment of excess tax benefits associated with certain equity transactions which are now included in the provision for income taxes. In 2016, the excess tax benefit from stock-based compensation of $3.2 million was recorded to the balance sheet in accordance with previous guidance. Diluted earnings per common share was $0.54 for the second quarter of 2017 compared to $0.50 in the same 2016 period, which would have been $0.54 had the same new accounting guidance applied to the 2016 period.

In the second quarter of 2017, adjusted EBITDA increased $5.7 million, or 7%, to $86.5 million, and adjusted income from operations increased $1.8 million, or 3%, to $58.8 million, from the second quarter of 2016 due primarily to the expanded gross profit.  Adjusted net income increased by $7.6 million, or 21%, to $44.5 million on the expanded income from operations and a lower effective tax rate.  Diluted adjusted earnings per common share was $0.74 compared to $0.61 in the second quarter of 2016.

As of June 30, 2017, the Company operated 1,047 early care and education centers with the capacity to serve 116,100 children and families.

*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures.  Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, straight line rent expense, stock-based compensation expense, expenses related to secondary offerings and debt financing transactions, and expenses associated with completed acquisitions. Adjusted income from operations represents income from operations before expenses related to the completion of secondary offerings and debt financing transactions, and expenses associated with completed acquisitions. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, secondary offering expenses, debt financing transaction expenses, expenses associated with completed acquisitions and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP, in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”

Balance Sheet and Cash Flow

For the six months ended June 30, 2017, the Company generated approximately $167.6 million of cash flows from operations compared to $146.9 million for the same period in 2016, and invested $59.2 million in fixed assets and acquisitions compared to $29.7 million in the same 2016 period.  Net cash used in financing activities totaled $89.9 million in the six months ended June 30, 2017 compared to $82.6 million for the same 2016 period.  During the six months ended June 30, 2017, the Company’s cash and cash equivalents grew $19.7 million to $34.3 million.

2017 Outlook

As described below, the Company is updating certain financial guidance. For the full year 2017, the Company currently expects:
•Revenue growth in 2017 in the range of 10-12%
•Net income growth and diluted earnings per common share growth in 2017 in the range of 35-39%
•Adjusted net income growth and diluted adjusted earnings per common share growth in 2017 in the range of 21-23%
•Diluted weighted average shares of approximately 60.5 million shares

For a reconciliation of the non-GAAP measures to their most directly comparable GAAP measure, refer to the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”

Conference Call

Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET.  Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call, moderated by Chief Executive Officer David Lissy.  Replays of the entire call will be available through August 15, 2017 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13656542.  The webcast of the conference call, including replays, and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.

Forward-Looking Statements

This press release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, our service offerings, future estimates and impact of excess tax benefits, our 2017 financial guidance, our executive and board appointments and leadership transition. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, changes in the demand for child care and other dependent care services, including variation in enrollment trends and lower than expected demand from employer sponsor clients; the possibility that acquisitions may disrupt our operations and expose us to additional risk; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed March 1, 2017, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items.  The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers.  Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.  Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are reconciled from the respective measures under GAAP in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”

Guidance for non-GAAP financial measures excludes stock-based compensation, amortization of intangible assets, expenses related to the completion of secondary offerings and debt financing transactions, and expenses associated with completed acquisitions as well as tax effects associated with these items. The adjustments to net income and diluted earnings per common share in future periods are generally expected to be similar to the types of charges and costs excluded from adjusted net income and adjusted diluted earnings per common share in prior quarters. The exclusion of these charges and costs in future periods will have an impact on the Company’s adjusted net income and adjusted diluted earnings per common share.

About Bright Horizons Family Solutions Inc.

Bright Horizons Family Solutions® is a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and family life. The Company provides center-based full service child care, back-up dependent care and educational advisory services to more than 1,100 clients across the United States, the United Kingdom, Ireland, the Netherlands, Canada and India, including 150 FORTUNE 500 companies and more than 80 of Working Mother magazine’s 2016 “100 Best Companies for Working Mothers.”  Bright Horizons has been recognized 17 times as one of FORTUNE magazine’s “100 Best Companies to Work For” and is one of the U.K.’s Best Workplaces as designated by the Great Place to Work® Institute. Bright Horizons is headquartered in Watertown, MA. The Company’s web site is located at www.brighthorizons.com.

Contacts:

Investors:
Elizabeth Boland
CFO - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Kevin Doherty
MD - Solebury Communications Group
kdoherty@soleburyir.com
203-428-3233

Media:
Ilene Serpa
VP - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Three Months Ended June 30,
	2017	%	2016	%
Revenue	$445,546	100.0%	$402,053	100.0%
Cost of services	331,205	74.3%	297,670	74.0%
Gross profit	114,341	25.7%	104,383	26.0%
Selling, general and administrative expenses	48,869	11.0%	40,756	10.1%
Amortization of intangible assets	8,666	2.0%	7,049	1.8%
Income from operations	56,806	12.7%	56,578	14.1%
Interest expense—net	(10,654)	(2.4)%	(10,304)	(2.6)%
Income before income taxes	46,152	10.3%	46,274	11.5%
Income tax expense	(13,112)	(2.9)%	(15,871)	(3.9)%
Net income	$33,040	7.4%	$30,403	7.6%

Earnings per common share:
Common stock—basic	$0.56		$0.51
Common stock—diluted	$0.54		$0.50
Weighted average number of common shares outstanding:
Common stock—basic	59,053,200		59,219,142
Common stock—diluted	60,379,657		60,635,241

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except share data) (Unaudited)

	Six Months Ended June 30,
	2017	%	2016	%
Revenue	$867,710	100.0%	$787,375	100.0%
Cost of services	648,435	74.7%	587,216	74.6%
Gross profit	219,275	25.3%	200,159	25.4%
Selling, general and administrative expenses	95,015	11.0%	80,787	10.3%
Amortization of intangible assets	16,050	1.8%	14,197	1.8%
Income from operations	108,210	12.5%	105,175	13.3%
Interest expense—net	(21,428)	(2.5)%	(20,988)	(2.7)%
Income before income taxes	86,782	10.0%	84,187	10.6%
Income tax expense	(12,368)	(1.4)%	(29,057)	(3.7)%
Net income	$74,414	8.6%	$55,130	6.9%

Earnings per common share:
Common stock—basic	$1.25		$0.92
Common stock—diluted	$1.22		$0.90
Weighted average number of common shares outstanding:
Common stock—basic	59,154,153		59,525,655
Common stock—diluted	60,641,468		60,967,825

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$34,337	$14,633
Accounts receivable—net	81,805	97,212
Prepaid expenses and other current assets	51,764	42,554
Total current assets	167,906	154,399
Fixed assets—net	556,409	529,432
Goodwill	1,298,676	1,267,705
Other intangibles—net	363,523	374,566
Other assets	31,858	32,915
Total assets	$2,418,372	$2,359,017
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$10,750	$10,750
Borrowings on revolving line of credit	67,000	76,000
Accounts payable and accrued expenses	123,275	125,400
Deferred revenue and other current liabilities	196,101	175,430
Total current liabilities	397,126	387,580
Long-term debt—net	1,050,889	1,054,009
Deferred income taxes	117,439	111,711
Other long-term liabilities	130,881	117,850
Total liabilities	1,696,335	1,671,150
Total stockholders’ equity	722,037	687,867
Total liabilities and stockholders’ equity	$2,418,372	$2,359,017

BRIGHT HORIZONS FAMILY SOLUTIONS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,414	$55,130
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,604	41,091
Stock-based compensation	5,514	5,646
Deferred income taxes	4,192	(3,078)
Other non-cash adjustments, net	4,140	2,239
Changes in assets and liabilities:
Accounts receivable	16,432	25,131
Prepaid expenses and other current assets	(8,630)	9,695
Accounts payable and accrued expenses	(4,627)	5,347
Deferred revenue	20,933	1,182
Other, net	8,625	4,499
Net cash provided by operating activities	167,597	146,882
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets, net	(42,195)	(27,293)
Payments and settlements for acquisitions, net of cash acquired	(17,026)	(2,359)
Net cash used in investing activities	(59,221)	(29,652)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line of credit, net	(9,000)	5,600
Principal payments of long-term debt	(2,688)	(4,775)
Payments for debt issuance costs	(1,314)	(1,002)
Purchase of treasury stock	(73,223)	(94,896)
Taxes paid related to the net share settlement of stock options and restricted stock	(23,309)	—
Proceeds from issuance of common stock upon exercise of options	15,351	4,478
Proceeds from issuance of restricted stock	4,305	3,682
Payments of contingent consideration for acquisitions	—	(750)
Tax benefits from stock-based compensation	—	5,103
Net cash used in financing activities	(89,878)	(82,560)
Effect of exchange rates on cash and cash equivalents	1,206	(1,183)
Net increase in cash and cash equivalents	19,704	33,487
Cash and cash equivalents—beginning of period	14,633	11,539
Cash and cash equivalents—end of period	$34,337	$45,026

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Full service center-based care	Back-up dependent care	Other educational advisory services	Total
Three months ended June 30, 2017
Revenue	$378,058	$53,678	$13,810	$445,546
Amortization of intangible assets	8,062	385	219	8,666
Income from operations	39,754	14,247	2,805	56,806
Adjusted income from operations (1)	41,699	14,247	2,805	58,751

Three months ended June 30, 2016
Revenue	$343,485	$47,649	$10,919	$402,053
Amortization of intangible assets	6,724	181	144	7,049
Income from operations	40,586	14,352	1,640	56,578
Adjusted income from operations (2)	40,990	14,352	1,640	56,982
(1) Adjusted income from operations represents income from operations excluding expenses incurred related to the May 2017 amendment to the credit agreement and a secondary offering.
(2) Adjusted income from operations represents income from operations excluding expenses incurred in connection with a secondary offering.

	Full service center-based care	Back-up dependent care	Other educational advisory services	Total
Six months ended June 30, 2017
Revenue	$736,817	$104,086	$26,807	$867,710
Amortization of intangible assets	14,880	769	401	16,050
Income from operations	75,179	27,908	5,123	108,210
Adjusted income from operations (1)	77,124	27,908	5,123	110,155

Six months ended June 30, 2016
Revenue	$672,312	$92,780	$22,283	$787,375
Amortization of intangible assets	13,547	362	288	14,197
Income from operations	73,477	27,558	4,140	105,175
Adjusted income from operations (2)	74,087	27,558	4,140	105,785
(1)     Adjusted income from operations represents income from operations excluding expenses incurred related to the May 2017 amendment to the credit agreement and a secondary offering.
(2)     Adjusted income from operations represents income from operations excluding expenses incurred in connection with the January 2016 amendment to the credit agreement, completed acquisitions, and a secondary offering.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income	$33,040	$30,403	$74,414	$55,130
Interest expense, net	10,654	10,304	21,428	20,988
Income tax expense	13,112	15,871	12,368	29,057
Depreciation	14,524	13,517	30,554	26,894
Amortization of intangible assets (a)	8,666	7,049	16,050	14,197
EBITDA	79,996	77,144	154,814	146,266
Additional Adjustments:
Deferred rent (b)	1,430	205	2,583	630
Stock-based compensation expense (c)	3,137	3,049	5,514	5,646
Expenses related to credit agreement amendments, secondary offerings and completed acquisitions (d)	1,945	404	1,945	610
Total adjustments	6,512	3,658	10,042	6,886
Adjusted EBITDA	$86,508	$80,802	$164,856	$153,152

Income from operations	$56,806	$56,578	$108,210	$105,175
Expenses related to credit agreement amendments, secondary offerings and completed acquisitions (d)	1,945	404	1,945	610
Adjusted income from operations	$58,751	$56,982	$110,155	$105,785

Net income	$33,040	$30,403	$74,414	$55,130
Income tax expense	13,112	15,871	12,368	29,057
Income before tax	46,152	46,274	86,782	84,187
Stock-based compensation expense (c)	3,137	3,049	5,514	5,646
Amortization of intangible assets (a)	8,666	7,049	16,050	14,197
Expenses related to credit agreement amendments, secondary offerings and completed acquisitions (d)	1,945	404	1,945	610
Adjusted income before tax	59,900	56,776	110,291	104,640
Adjusted income tax expense (e)	(15,403)	(19,872)	(28,890)	(36,624)
Adjusted net income	$44,497	$36,904	$81,401	$68,016

Weighted average number of common shares—diluted	60,379,657	60,635,241	60,641,468	60,967,825
Diluted adjusted earnings per common share	$0.74	$0.61	$1.34	$1.12

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(In thousands, except share data)
(Unaudited)

	Forward Guidance (h)
	Three Months Ended September 30, 2017		Year Ended December 31, 2017
	Low	High	Low	High
Net income	$24,900	$25,500	$128,300	$129,800
Income tax expense (f)	11,750	12,000	37,800	38,900
Income before tax	36,650	37,500	166,100	168,700
Adjustments:
Stock-based compensation expense (c)	3,400	3,500	12,200	12,400
Amortization of intangible assets (a)	8,500	8,500	33,000	33,000
Expenses related to debt financing	—	—	2,000	2,000
Adjusted income before tax	48,550	49,500	213,300	216,100
Adjusted income tax expense (g)	(12,400)	(12,700)	(55,100)	(55,900)
Adjusted net income	$36,150	$36,800	$158,200	$160,200

Diluted earnings per common share	$0.41	$0.42	$2.12	$2.15
Income tax expense (f)	0.20	0.20	0.63	0.64
Income before tax	0.61	0.62	2.75	2.79
Adjustments:
Stock-based compensation expense (c)	0.06	0.06	0.20	0.21
Amortization of intangible assets (a)	0.14	0.14	0.55	0.55
Expenses related to debt financing	—	—	0.03	0.03
Adjusted income tax expense (g)	(0.21)	(0.21)	(0.91)	(0.93)
Diluted adjusted earnings per common share	$0.60	$0.61	$2.62	$2.65

(a)
Represents amortization of intangible assets, including approximately $4.5 million in each quarter of 2017 and 2016, associated with intangible assets recorded in connection with our going private transaction in May 2008.

(b)	Represents rent in excess of cash paid for rent, recognized on a straight line basis over the life of the lease in accordance with Accounting Standards Codification Topic 840, Leases.

(c)	Represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.

(d)	Represents costs incurred in connection with the May 2017 and January 2016 amendments to the credit agreement, secondary offerings and completed acquisitions.

(e)
Represents income tax expense calculated on adjusted income before tax at a tax rate of approximately 26% and 35% in the quarters ended June 30, 2017 and 2016, respectively. The tax rate for 2017 represents an effective tax rate of approximately 36% applied to the expected adjusted income before tax for the full year, less the effect of the known excess tax benefit of $3.4 million and $18.5 million associated with stock option exercises and vesting of restricted stock which were recorded in the three and six months ended June 30, 2017, respectively, as well as an estimate of additional excess tax benefits related to such equity transactions for the remainder of 2017, which the Company estimates in the range of $1.5 million to $2.0 million per quarter or a total of $3.0 million to $4.0 million for the remainder of the year. However, the timing, volume and tax benefits associated with such future equity activity will affect these estimates and the estimated effective tax rate for the year.

(f)
Represents estimated income tax expense using the effective tax rate of approximately 32% for the quarter ended September 30, 2017 and 23% for the year ended December 31, 2017, based on projected consolidated income before tax and including the impact of the realized excess tax benefit of $18.5 million through June 30, 2017, as well as an estimate of additional excess tax benefits related to such equity transactions for the remainder of 2017, which the Company estimates in the range of $1.5 million to $2.0 million per quarter or a total of $3.0 million to $4.0 million for the remainder of the year.

(g)	Represents estimated tax on adjusted income before tax using the effective tax rate of approximately 26%.

(h)	Forward guidance amounts are estimated based on a number of assumptions and actual results could differ materially from the estimates provided herein.